Pricester.com, Inc. Form S-8
                  ----------------------------------


Exhibit 5.1

                               Jody M. Walker
                              Attorney at Law
                          7841 South Garfield Way
                           Centennial, CO 80122
                       jmwalker85@earthlink.net
Telephone: 303-850-7637                         Facsimile: 303-220-9902

January 3, 2008

Pricester.com, Inc.

Re: Opinion of Counsel - Registration Statement on Form S-8

Gentleman:

     I have acted as counsel for Pricester.com, Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 3,000,000 shares of the Company's common stock, .001 par value, (the "Common Stock"), issuable pursuant to the 2007 Stock Awards Plan, (the "Plan").

     I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

     Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable under the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non assessable.

     Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


/s/ Jody M. Walker
-----------------------
Jody M. Walker
Attorney-At-Law